 Filed Pursuant to Rule 424(b)(3)
Commission File No. 333-144831
PROSPECTUS

GEORESOURCES, INC.

COMMON STOCK

This prospectus relates to the sale by the selling stockholders of up to 10,820,406 of our shares of common stock from time to time.  The shares were issued to the selling stockholders in connection with (1) our mergers with Southern Bay Oil & Gas, L.P. (“Southern Bay”) and PICA Energy, LLC (“PICA”) on April 17, 2007, (2) our acquisition of certain Yuma Working Interests (the “Yuma Working Interests”) on April 17, 2007 and (3) our private placement of 130,406 shares of common stock to certain members of our management team and our board of directors and their affiliates in July 2007.  The selling stockholders are (1) former holders of equity interests in Southern Bay or PICA, (2) former holders of Yuma Working Interests or (3) members of management, our board of directors and their affiliates.  These shares of our common stock were registered pursuant to a registration rights agreement with the selling stockholders.

The shares were registered to permit the selling stockholders to sell the shares from time to time in the public market.  The selling stockholders may sell the shares through ordinary brokerage transactions or through any means described in the section titled “Plan of Distribution.”  The selling stockholders may sell any, all or none of the shares offered by this prospectus.

Our common stock is quoted on The NASDAQ Global Market under the symbol “GEOI.”  On October 15, 2010, the last reported sale price of our common stock was $17.40 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS WHICH WE REFERENCE ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 18, 2010

You should rely on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  Offers to sell shares of common stock will be made only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

i

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”), including, without limitation, the statements specifically identified as forward-looking statements within this prospectus.  Many of these statements contain risk factors as well.  In addition, certain statements in our future filings with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with our approval which are not statements of historical fact constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements, include, but are not limited to:  (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, and other financial items, (ii) statements of our plans and objectives or our management or Board of Directors including those relating to planned development of our oil and gas properties, (iii) statements of future economic performance and (iv) statements of assumptions underlying such statements.  Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “may,” “will” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Such forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

Information about GeoResources, Inc.

GeoResources, Inc., a Colorado corporation formed in 1958, is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, development and exploration activities primarily focused in three core U.S. areas — the Southwest and Gulf Coast, the Rocky Mountains and the Williston Basin.  As a result of several related transactions we underwent a substantial change in ownership, management, assets and business strategy, all effective as of April 17, 2007.

On April 17, 2007, we merged with Southern Bay Oil & Gas, L.P. (“Southern Bay”) and a subsidiary of Chandler Energy, LLC (“Chandler”) and acquired certain Chandler-associated oil and gas properties in exchange for 10,690,000 shares of common stock (collectively, the “Merger”).  As a result of the Merger, the former Southern Bay partners received approximately 57% of our then outstanding common stock and thus acquired voting control.  Although we were the legal acquirer, for financial reporting purposes the Merger was accounted for as a reverse acquisition of GeoResources by Southern Bay and an acquisition of Chandler and its associated properties.

On June 9, 2008, we completed a private placement transaction with non-affiliated accredited investors for 1,533,334 shares of common stock at a price of $22.50 per share and warrants exercisable for 613,336 shares of common stock at an exercise price of $32.43 per share.

On June 2, 2009 we announced a material acquisition of additional oil and gas property interests.  Together with another acquisition shortly before, we spent approximately $58 million to acquire these properties.  See “Incorporation of Certain Information by Reference--Where You Can Find More Information.”

On December 1, 2009, we issued 3,450,000 shares of our common stock to investors pursuant to an offering registered with the SEC.  The shares of common stock were sold at $10.20 per share.  The closing included the exercise in full of the underwriters’ over-allotment option.  Net proceeds from the offering were approximately $33.1 million after deducting the underwriters’ discount and other offering expenses, and were used to reduce outstanding indebtedness under our credit agreement.  SMH Capital Inc. acted as Sole Book-Running and Lead Manager of the public offering; Rodman & Renshaw, LLC acted as Co-Lead Manager and C.K. Cooper & Company acted as Co-Manager.

Our principal executive office is located at 110 Cypress Station Drive, Suite 220, Houston, Texas 77090, and our telephone number is (281) 537-9920.  Our internet website is www.georesourcesinc.com.

Post-Effective Amendments

We filed a registration statement on Form S-3 that became effective on August 13, 2007 with respect to the shares covered by this prospectus.  Due to the late filing of a periodic report with the SEC in 2009, we ceased to qualify for the use of a registration statement on Form S-3 under applicable SEC regulations.  To assure that the shares of our common stock held by the selling stockholders may be sold pursuant to an effective registration statement, we filed several post-effective amendments on Form S-1 to the registration statement.  This post-effective amendment on Form S-3 constitutes a post-effective amendment to the registration statement, and we are filing it on Form S-3 for the purpose of reverting the registration statement from a registration statement on Form S-1 because we are eligible to use Form S-3.

Use of Proceeds

We will not receive any proceeds from the sale of securities by the selling security holders.

RISK FACTORS

Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, under the caption “Risk Factors” as set forth in Item 1A of our Form 10-K for the year ended December 31, 2009 filed on March 12, 2010, Amendment No. 1 to our Form 10-K filed on July 23, 2010 and Amendment No. 2 to our Form 10-K filed on August 20, 2010, which are incorporated by reference in this prospectus, and any subsequent report that is incorporated by reference into this prospectus.

The risks and uncertainties set forth under the caption in the above document are not the only ones we face.  Additional risks and uncertainties not presently known to us, or that we currently deem not material, may also adversely affect our business.  Any of the risks discussed in this report or that are presently unknown or not material, if they were to actually occur, could result in a significant adverse impact on our business, operating results, prospects or financial condition.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

General

We have elected to “incorporate by reference” certain information into this prospectus.  By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus.  The following documents previously filed with the SEC are hereby incorporated by reference into this prospectus:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 12, 2010, Amendment No. 1 on Form 10-K/A filed with the SEC on July 23, 2010 and Amendment No. 2 on Form 10-K/A filed with the SEC on August 20, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 7, 2010;
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 6, 2010; and
•	our Current Reports on Form 8-K filed with the SEC on January 8, 2010, April 5, 2010 and June 15, 2010.

In addition, all documents which we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (including any Form 8-K in which the information is filed but not furnished) will be deemed to be incorporated by reference into this prospectus and any prospectus supplements.  You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

You may obtain a copy of any of the above-referenced documents, at no cost, from our website at www.georesourcesinc.com.  The information contained in, or that can be assessed through, our website is not part of this prospectus.  We will also furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents.  You should direct your request for documents to:

Howard E. Ehler
Chief Financial Officer
GeoResources, Inc.
110 Cypress Station Drive, Suite 220
Houston, Texas  77090
281-537-9920

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

SELLING SECURITY HOLDERS

The following table sets forth certain information as of July 24, 2007 and currently, with respect to the selling security holders.  The last column in the following table assumes that the selling security holders sell all of the shares offered by this prospectus.  We are unable to determine the exact number of shares, if any, that actually will be sold.

The number and percentage of shares beneficially owned was based on 14,703,383 shares outstanding at July 24, 2007, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).  As of October 15, 2010, we had 19,723,916 shares issued and outstanding.  The information is not necessarily indicative of beneficial ownership for any other purpose.  Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power.  Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

	Shares Owned Prior to Offering (1)		Remaining Shares Offered Pursuant to this Prospectus	Shares Owned After Offering
Name of Selling Stockholder	Number	Percent	Number	Number(2)	Percent

John F. Anderson	11,420	**	11,420	0	-
Robert J. Anderson (3)(4)	28,244	**	28,244	0	-
NFS/FMTC IRA FBO Robert J. Anderson (3)	21,304	**	21,304	0	-
Beechor Investors (27)	37,099	**	37,099	0	-
Sarah Carson-Lowe (5)(6)	5,000	**	5,000	0	-
Castle Creek Resources, Inc. (7)	106,081	**	106,081	0	-
Chandler Energy, LLC (8)(6)	1,620,711	10.9%	1,595,711	25,000	**
Steven C. Collins (9)(4)	37,814	**	37,814	0	-
NFS/FMTC IRA FBO Steven C. Collins (9)	31,329	**	31,329	0	-
Christopher E. Cottrell (10)(4)	25,021	**	25,021	0	-
NFS/FMTC IRA FBO Christopher E. Cottrell (10)	37,595	**	37,595	0	-
Paul B. David	25,063	**	25,063	0	-
Janice C. Dinham	1,142	**	1,142	0	-
Howard E. Ehler (11)(4)	39,792	**	39,792	0	-
NFS/FMTC IRA FBO Howard E. Ehler (11)	4,261	**	4,261	0	-
Jennifer Foy (12)(6)	5,000	**	5,000	0	-
Michael J. Foy & Paula J. Foy (7)	12,532	**	12,532	0	-
Barry R. Gager	19,129	**	19,129	0	-
Jim Glenn (13)(6)	10,000	**	10,000	0	-
Griffin Investments, LLC (28)	12,753	**	12,753	0	-
Johnny F. Hickman (14)(4)	7,929	**	7,929	0	-
NFS/FMTC IRA FBO Johnny F. Hickman (14)	18,798	**	18,798	0	-
Christopher W. Hunt (15)	35,000	**	35,000	0	-
J.F. Joliat Revocable Living Trust (16)	125,190	**	125,190	0	-
J.F. Joliat Irrevocable Living Trust (16)	75,190	**	75,190	0	-

	Shares Owned Prior to Offering (1)		Remaining Shares Offered Pursuant to this Prospectus	Shares Owned After Offering
Name of Selling Stockholder	Number	Percent	Number	Number(2)	Percent
J. Mark Joliat Revocable Living Trust (16)	25,063	**	25,063	0	-
William L. Jobe	37,099	**	37,099	0	-
Karen Joliat (16)	25,063	**	25,063	0	-
Kenwinn Investments LLC (29)	12,532	**	12,532	0	-
LaJoie Ventures, Ltd. (30)	25,063	**	25,063	0	-
Lakewood Investments, LLC (31)	24,732	**	24,732	0	-
Frank A. Lodzinski (17)(18)	65,957	**	65,957	0	-
Timothy D. Merrifield (19)(4)	45,072	**	45,072	0	-
NFS/FMTC IRA FBO Timothy D. Merrifield (19)	18,296	**	18,296	0	-
Morrison Enterprises, Inc. (32)	373,662	2.5%	373,662	0	-
Francis M. Mury (20)(4)	86,000	**	86,000	0	-
Frank W. Nessinger	6,183	**	6,183	0	-
Paul M. & Carol Kameny Family Trust 1995	12,532	**	12,532	0	-
Juanita Ramirez (21)(4)	8,626	**	8,626	0	-
Thomas A. Reiser	25,063	**	25,063	0	-
Robert B. Rodgers	37,595	**	37,595	0	-
James D. Simpson	25,063	**	25,063	0	-
SJB, LLC (33)	37,099	**	37,099	0	-
Daryl R. Stewart (22)	16,266	**	16,266	0	-
Paul R. Stewart	18,549	**	18,549	0	-
Stewart Petroleum Corporation (22)	55,648	**	55,648	0	-
Leslie Tamura (23)(6)	5,000	**	5,000	0	-
Troy B. Thibodeaux (24)(4)	41,601	**	41,601	0	-
NFS/FMTC IRA FBO Troy B. Thibodeaux (24)	17,294	**	17,294	0	-
Thomas L. Joliat Living Trust (16)	50,127	**	50,127	0	-
Arnold Van Zanten, Jr. Revocable Trust	25,063	**	25,063	0	-
Sandra L. Vega (25)(4)	3,964	**	3,964	0	-
VL Energy, L.L.C., Agent(4)	92,000	**	0	92,000	**
Vlasic FAL, L.P. (18)	5,022,018	34.2%	5,022,018	0	-
Wachovia Capital Partners 2005, LLC (26)	1,888,560	12.8%	1,888,560	0	-
Steven R. Weisberg Revocable Trust u/a/d April 16, 1992	15,000	**	15,000	0	-
Westchester, LLC (34)	12,753	**	12,753	0	-
Windlass Energy Value Partners, L.P. (35)	250,635	1.7%	250,635	0	-
Yuma SG, LLC (36)	61,831	**	61,831	0	-

Total	10,820,406	73.6%	10,703,406	117,000	**

** Less than 1%

(1)
Percentages prior to proposed sales of shares offered by this prospectus are based on 14,703,383 shares of our common stock, excluding treasury shares, which were issued and outstanding as of July 24, 2007.

(2)
We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because, except as noted, there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering with the exception of the shares held for certain persons that have not vested at this time.  Since the effective date of the original registration statement on Form S-3 some or all of the selling stockholders may have disposed of some or all of the shares listed in the selling stockholder table.

(3)
Mr. Anderson has been the Vice President, Business Development, Acquisitions and Divestitures of the Company since the closing of the mergers on April 17, 2007.  Pursuant to a shareholders agreement between Mr. Anderson, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 16,000 shares of common stock for Mr. Anderson until certain vesting requirements are met.  The 16,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 below and are in addition to the shares of common stock held in the name of Mr. Anderson.

(4)
Pursuant to the shareholders agreement between Southern Bay Oil & Gas, L.P., VL Energy, L.L.C. and certain former equity holders of Southern Bay Oil & Gas, L.P., VL Energy L.L.C. holds record title to the 92,000 shares of common stock that are subject to vesting requirements, and if any of those shares are not vested for any reason, they may be retained by VL Energy L.L.C.  VL Energy, L.L.C. only has a pecuniary interest in and a shared right to dispose of the 92,000 that may be retained by VL Energy, L.L.C., and currently shares the right to dispose of those shares with each employee that is ultimately entitled to his or her portion of the 92,000 shares.

(5)
Ms. Carson-Lowe has been an employee of the Company since the closing of the mergers on April 17, 2007.  Pursuant to a shareholders agreement between Ms. Carson-Lowe and Chandler Energy, LLC, dated April 17, 2007, Chandler Energy, LLC holds record title to 5,000 shares of common stock for Ms. Carson-Lowe until certain vesting requirements are met.  The 5,000 shares of common stock are in addition to the shares held in the name of Ms. Carson-Lowe.

(6)
Chandler Energy, LLC holds record title to 25,000 shares of common stock pursuant to the shareholders agreement between Chandler Energy, LLC and certain former employees of Chandler Energy, LLC and current employees of the company.  The 25,000 shares of common stock will automatically vest on April 17, 2008.  Chandler Energy, LLC only has a pecuniary interest in and a shared right to dispose of the 25,000 shares of common stock that may be retained by Chandler Energy, LLC, and currently shares the right to dispose of those shares with each employee that is ultimately entitled to his or her portion of the 25,000 shares of common stock.

(7)	Mr. and Mrs. Foy, as joint tenants, are the sole shareholders of Castle Creek Resources, Inc. and thus are the beneficial owners of all common stock held by Castle Creek Resources, Inc.

(8)
Mr. Collis Chandler, III is the sole member of Chandler Energy, LLC and thus is the beneficial owner of the common stock held in the name of Chandler Energy, LLC except for 25,000 shares of common stock, which are held by Chandler Energy, LLC for certain former employees of Chandler Energy, LLC subject to certain vesting requirements.  Mr. Chandler has been the Executive Vice-President and Chief Operating Officer – Northern Region of the company since the closing of the mergers on April 17, 2007.

(9)
Mr. Collins has been an employee of the Company since the closing of the mergers on April 17, 2007. Pursuant to a shareholders agreement between Mr. Collins, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 12,000 shares of common stock for Mr. Collins until certain vesting requirements are met.  The 12,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 above and are in addition to the shares held in the name of Mr. Collins.

(10)
Mr. Cottrell has been an employee of the Company since the closing of the mergers on April 17, 2007.  Pursuant to a shareholders agreement between Mr. Cottrell, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C holds record title to 12,000 shares of common stock for Mr. Cottrell until certain vesting requirements are met.  The 12,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 above and are in addition to the shares held in the name of Mr. Cottrell.

(11)
Mr. Ehler has been a Vice President and the Chief Financial Officer of the Company since the closing of the mergers on April 17, 2007.  Pursuant to a shareholders agreement between Mr. Ehler, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 16,000 shares of common stock for Mr. Ehler until certain vesting requirements are met.  The 16,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 above and are in addition to the shares held in the name of Mr. Ehler.

(12)
Ms. Foy has been an employee of the Company since the closing of the mergers on April 17, 2007.  Pursuant to a shareholders agreement between Ms. Foy and Chandler Energy, LLC, dated April 17, 2007, Chandler Energy, LLC holds record title to 5,000 shares of common stock for Ms. Foy until certain vesting requirements are met.  The 5,000 shares of common stock are in addition to the shares held in the name of Ms. Foy.

(13)
Mr. Glenn has been an employee of the Company since the closing of the mergers on April 17, 2007.  Pursuant to a shareholders agreement between Mr. Glenn and Chandler Energy, LLC, dated April 17, 2007, Chandler Energy, LLC holds record title to 10,000 shares of common stock for Mr. Glenn until certain vesting requirements are met. The 10,000 shares of common stock are in addition to the shares held in the name of Mr. Glenn.

(14)
Mr. Hickman has been an employee of the Company since the closing of the mergers on April 17, 2007.  Pursuant to a shareholders agreement between Mr. Hickman, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 2,000 shares of common stock for Mr. Hickman until certain vesting requirements are met.  The 2,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 above and are in addition to the shares held in the name of Mr. Hickman.

(15)	Mr. Hunt was a director of the Company from April 17, 2007 until March 30, 2010.

(16)
Mr. Joliat has been a director of the Company since the closing of the mergers on April 17, 2007.  Mr. Joliat is the beneficial owner of 200,380 shares of common stock.  Mr. Joliat is the trustee of two family trusts, which hold an aggregate of 75,190 shares of common stock.  Additionally, the shares held in the name of Karen Joliat are not beneficially owned by Mr. Joliat.

(17)	Mr. Lodzinski has been the Chief Executive Officer and Chairman of the Board of Directors of the Company since the closing of the mergers on April 17, 2007.

(18)
Based on the legal structure of Vlasic FAL, L.P., Mr. Lodzinski and Mr. Vlasic are beneficial owners of all of the shares of common stock held by Vlasic FAL, L.P., and share the right to vote and dispose of these shares.

(19)
Mr. Merrifield has been an employee of the Company since the closing of the mergers on April 17, 2007.  Pursuant to a shareholders agreement between Mr. Merrifield, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 12,000 shares of common stock for Mr. Merrifield until certain vesting requirements are met.  The 12,000 shares of common stock are included in the 92,000 shares discussed above in footnote 4 and are in addition to the shares held in the name of Mr. Merrifield.

(20)
Mr. Mury has been the Executive Vice-President and Chief Operating Officer – Southern Region of the Company since the closing of the mergers on April 17, 2007.  Pursuant to a shareholders agreement between Mr. Mury, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 14,000 shares of common stock for Mr. Mury until certain vesting requirements are met.  The 14,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 above and are in addition to the shares held in the name of Mr. Mury.

(21)
Ms. Ramirez has been an employee of the Company since the closing of the mergers on April 17, 2007.  Pursuant to a shareholders agreement between Ms. Ramirez, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 1,000 shares of common stock for Ms. Ramirez until certain vesting requirements are met.  The 1,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 above and are in addition to the shares held in the name of Ms. Ramirez.

(22)	Mr. Stewart is the sole shareholder of Stewart Petroleum Corporation and thus has beneficial ownership of all shares of common stock held in the name of Stewart Petroleum Corporation.

(23)
Ms. Tamura has been an employee of the Company since the closing of the mergers on April 17, 2007.  Pursuant to a shareholders agreement between Ms. Tamura and Chandler Energy, LLC, dated April 17, 2007, Chandler Energy, LLC holds record title to 5,000 shares of common stock for Ms. Tamura until certain vesting requirements are met.  The 5,000 shares of common stock are in addition to the shares held in the name of Ms. Tamura.

(24)
Mr. Thibodeaux has been an employee of the Company since the closing of the mergers on April 17, 2007.  Pursuant to a shareholders agreement between Mr. Thibodeaux, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 6,000 shares of common stock for Mr. Thibodeaux until certain vesting requirements are met.  The 6,000 shares of common stock are included in the 92,000 shares discussed in footnote 4 above and are in addition to the shares held in the name of Mr. Thibodeaux.

(25)
Ms. Vega has been an employee of the Company since the closing of the mergers on April 17, 2007.  Pursuant to a shareholders agreement between Ms. Vega, Southern Bay Oil & Gas, L.P. and VL Energy L.L.C., dated April 17, 2007, VL Energy, L.L.C. holds record title to 1,000 shares of common stock for Ms. Vega until certain vesting requirements are met.  The 1,000 shares of common stock are included in the 92,000 shares discussed above in footnote 4 above and are in addition to the shares held in the name of Ms. Vega.

(26)
Mr. Scott R. Stevens was a director of the Company from the closing of the mergers on April 17, 2007 until March 30, 2010 and has been a member of the management of Wachovia Capital Partners 2005, LLC since 2003.  Mr. Stevens is not a beneficial owner of any shares of common stock held by Wachovia Capital Partners 2005, LLC.

(27)	Trenton V. Stafford has voting and investment control over shares held by Beechor Investors.
(28)	H. Thomas McMeekin has voting and investment control over shares held by Griffin Investments, LLC.
(29)	Kenneth Winningkoff has voting and investment control over shares held by Kenwinn Investments LLC.
(30)	Robert E. La Joie has voting and investment control over shares held by LaJoie Ventures, Ltd.
(31)	Terry J. Cox has voting and investment control over shares held by Lakewood Investments, LLC.
(32)	Kenneth Morrison has voting and investment control over shares held by Morrison Enterprises, Inc.
(33)	Scott J. Balfour has voting and investment control over shares held by SJB, LLC.
(34)	Reid A. Godbolt has voting and investment control over shares held by Westchester, LLC.
(35)	Brady Hughes has voting and investment control over shares held by Windless Energy Value Partners, L.P.
(36)	John E. Freyer has voting and investment control over shares held by Yuma SG, LLC.

PLAN OF DISTRIBUTION

The selling stockholders named in this prospectus, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus, may sell these shares from time to time.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  Sales may be made on one or more exchanges, on any automated interdealer quotation system on which the shares are listed, in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions.  We and the selling stockholders may effect such transactions by selling the shares to or through broker-dealers.  The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;
•	an exchange distribution in accordance with the rules of such exchange;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	privately negotiated transactions;
•	short sales;
•	through the writing of options on the securities, whether or not the options are listed on an options exchange;
•	one or more underwritten offerings on a firm commitment or best efforts basis;
•	any combination of these methods of sale; or
•	any other method permitted pursuant to applicable law.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.  In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in such resales.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders.  The selling stockholders also may sell shares short and redeliver the shares to close out such short positions.  The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares.  The broker-dealer may then resell or otherwise transfer such shares under this prospectus.  The selling stockholders also may loan or pledge the shares to a broker-dealer.  The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders.  Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both.  Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.  Broker-dealers or agents and any other participating broker-dealers or the selling stockholders and selling holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 (the “Securities Act”) in connection with sales of the shares.  Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.  Because the selling stockholders and selling holders may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus.  The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.  There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not engage in market-making activities with respect to our common stock during certain restricted periods.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.  We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer.  Such supplement will disclose:

•	the name of such selling stockholder and of the participating broker-dealer(s);
•	the number of shares involved;
•	the price at which such shares were sold;
•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
•	that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus; and
•	other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares.  The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares.  The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.  As of October 15, 2010, 19,723,916 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote.  Holders of shares of common stock have no cumulative voting, preemptive or conversion rights.  Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders.  We do not anticipate paying cash dividends on the common stock in the foreseeable future.

The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders.  A plurality of the votes cast at a meeting of shareholders elects our directors.  The common stock does not have cumulative voting rights.  Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors.  In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors.  Most amendments to our articles of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Under our articles of incorporation, as amended, our Board of Directors may issue up to 20,000,000 shares of preferred stock from time to time in one or more series.  The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law.  Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval.

Warrants

As of October 15, 2010, we had outstanding warrants to purchase 613,336 shares of our common stock at $32.43 per share during the period ending June 5, 2013.

LEGAL MATTERS

The validity of the common stock being offered from time to time under this prospectus will be passed upon for us by Jones & Keller, P.C., Denver, Colorado.  Reid A. Godbolt, a member of Jones & Keller, P.C., beneficially owns 12,753 shares of our common stock held of record by a limited liability company owned jointly by him and his spouse.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

Information about our estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of GeoResources, Inc. as of December 31, 2009 contained in Amendment No. 1 to our annual report for the year ended December 31, 2009 filed on Form 10-K/A and included or incorporated herein by reference was prepared by Cawley, Gillespie & Associates, Inc., an independent reserve engineer and geological firm, and is included or incorporated herein in reliance upon their authority as experts in reserves and present values.

TRANSFER AGENT AND REGISTRAR

Our Transfer Agent and Registrar is Wells Fargo Shareowner Services, 161 N. Concord Exchange Street, South St. Paul, Minnesota 55075.

 DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.